Ridgewood Renewable Power

PRESS RELEASE

Ridgewood Renewable Power $230 Million Sale of U.K. Renewable Power Generation Business

LONDON - February 26, 2007 - - Ridgewood Renewable Power, LLC, an affiliate of Ridgewood Energy Corporation, is pleased to announce that its managed Funds have closed on the sale of its United Kingdom landfill methane renewable electric power business for a total purchase price of $230 million. The purchaser is MEIF LG Energy Limited, a European Infrastructure Fund affiliated with the Australian investment bank Macquarie. The total sale represents 64.5 megawatts (MW) of renewable power generation at sites in England, Scotland, and Wales, plus Ridgewood’s London based development and operating company, CLP Envirogas.

Ridgewood Renewable Power Funds have been investing in renewable energy in the U.S. since 1991 where they own and operate 125 MW of U.S. renewable electric power assets. Ridgewood Funds initially invested $16 million in 1999 with CLP Envirogas which then owned 14 MW of generating capacity. In 2001, Ridgewood Funds acquired the development company, accelerated its development program, and by 2004 Ridgewood Funds had invested a total of $75 million to ultimately bring total generating capacity to 64.5 MW. Now fully developed, this 64.5 MW portfolio has been sold for $230 million. Ridgewood and CLP Envirogas were among the most active developers of new landfill methane electric power projects in the U.K. from 2002 to 2006.

Ridgewood Renewable Power’s Chairman, Bob Swanson, stated, “Ridgewood Renewable Power is proud that we have been able to develop, own and operate a substantial portfolio of renewable power assets in the U.K. We have played a significant role in increasing the U.K. renewable electric power supply, helping the U.K. meet renewable power targets set by the European Union.”

ABOUT THE RIDGEWOOD COMPANIES

Ridgewood Renewable Power Funds are a part of the Ridgewood Companies which also sponsors Ridgewood Energy Funds and Ridgewood Venture Capital Funds. The Ridgewood Companies, which are headquartered in Ridgewood, New Jersey, have offices in Houston, Texas, Palo Alto, California, and Egypt. Ridgewood Energy was founded in 1982. Ridgewood Renewable Power and Ridgewood Venture Capital were founded in 1991 and 1998, respectively. Collectively, the Ridgewood Company Funds have raised $2.1 billion from 11,000 high net worth fund shareholders.

Ridgewood Renewable Power Funds own 125 MW of U.S. renewable power assets, comprised of landfill methane gas, hydroelectric, and biomass generation. Ridgewood Renewable Power Funds’ assets are located throughout the U.S. with a concentration in New England, where Ridgewood is among the largest renewable power generators.

Ridgewood Energy Funds are major producers of clean domestic natural gas from the Gulf of Mexico. The Clean Air Act of 1990 resulted in most new electric power generation in the U.S. running on natural gas, to the point where there now is a long-term shortage of clean domestic natural gas. The natural gas shortage has resulted in sustained higher natural gas prices for the past 4 years, inducing Ridgewood Energy to dramatically expand exploration and production activities.

“In our 25 years of investing, Ridgewood Funds have developed a specialty in environmentally friendly assets”, said Bob Swanson. “In our technology Venture Capital Funds, we are investors in Oryxe Energy International which produces a fuel additive which reduces diesel emissions, and we back Comverge which reduces electric power outages by reducing electric energy demand during peak load levels. We focus on potentially profitable ways to help the environment.”

For further information, please contact Stephen Galowitz, Vice President of Business Development, Ridgewood Renewable Power, LLC at (201) 447-9000 or by email at sgalowitz@ridgewoodrenewablepower.com.